EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Modtech Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-102933, No. 333-91204, No. 333-79023 and No. 333-81169) on Form S-8 of Modtech Holdings, Inc. of our report dated April 4, 2006, with respect to the consolidated balance sheet of Modtech Holdings, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2005, and the related financial statement schedule II for the year ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-K of Modtech Holdings, Inc.

/s/ Peterson & Co., LLP
San Diego, Califormia
April 4, 2006